Exhibit 23.5
[Squire, Sanders & Dempsey L.L.P. Letterhead]
August 31, 2007
Renegy Holdings, Inc.
301 W. Warner Road, Suite 132
Tempe, Arizona 85284
Ladies and Gentlemen:
     We hereby consent to the use of our name whenever appearing in Amendment No. 2 to the Registration Statement (Form S-4 No. 333-144110) and related Prospectus of Renegy Holdings, Inc. for the registration of common stock of Renegy Holdings, Inc. as described therein (“Registration Statement”).
     In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Squire, Sanders & Dempsey L.L.P.